Exhibit 10.4

Amendment No. 3 to the
2002 Stock Incentive Plan of The Finish Line, Inc.
(As Amended and Restated July 21, 2005)

This Amendment No. 3 to the 2002 Stock Incentive Plan of The Finish Line, Inc. (As Amended and Restated July 21, 2005) (this “Amendment”) is effective as of the date this Amendment is approved by the shareholders of The Finish Line, Inc. (the “Effective Date”).

1.           Section 3.1 of the 2002 Stock Incentive Plan of The Finish Line, Inc. (As Amended and Restated July 21, 2005) (the “Original Plan”) is hereby deleted in its entirety and replaced with the following:

“3.1 Aggregate Limits.  The aggregate number of shares of the Company’s Class A Common Shares, no par value, and Class B Common Shares, no par value (collectively, “Shares”), issued pursuant to all Awards granted under this Plan shall not exceed 6,500,000 (in the aggregate), plus the number of shares subject to awards granted under the Company’s Non-Employee Director Stock Option Plan or the Company’s 1992 Employee Stock Incentive Plan but which are not issued under such plans as a result of the cancellation, expiration or forfeiture of such awards; provided that no more than 15% of such Shares may be issued pursuant to all Incentive Bonuses and Incentive Stock Awards granted under this Plan. The aggregate number of Shares available for issuance under this Plan and the number of Shares subject to outstanding Options or other Awards shall be subject to adjustment as provided in Section 10. The Shares issued pursuant to this Plan may be Shares that either were reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.”

2.           The following is hereby added as Section 3.4 of the Original Plan:

“3.4 Exchange.  Notwithstanding anything herein to the contrary, the Committee may at any time and from time to time, with the consent of the affected Participant, exchange the class of Shares a Participant holds pursuant to unvested and outstanding awards of Incentive Stock from Class A Common Shares to Class B Common Shares.”

3.           The first sentence of Section 9.1 is hereby deleted in its entirety and replaced with the following: “Except as otherwise permitted by Section 3.4 hereof, unless the agreement or other document evidencing an Award (or an amendment thereto authorized by the Committee) expressly states that the Award is transferable as provided hereunder, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner prior to the vesting or lapse of any and all restrictions applicable thereto, other than by will or the laws of descent and distribution.”

4.           Except as specifically amended herein, all other terms and conditions contained in the Original Plan shall remain unchanged and shall continue in full force and effect.

[Signature Page Immediately Follows.]

In Witness Whereof, the Board of Directors has caused this Amendment No. 3 to the 2002 Stock Incentive Plan of The Finish Line, Inc. (As Amended and Restated July 21, 2005) to be amended effective as of the Effective Date.

The Finish Line, Inc.

By:	/s/ Bill Kirkendall
Printed:	Bill Kirkendall
Its:	Chairman, Compensation and Stock Option Committee